Exhibit 99.7
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
Case No. 99-2261 (PJW)
HECHINGER INVESTMENT COMPANY
OF DELAWARE, INC., et al.,	(Jointly Administered)

Debtors.

NOTICE OF THE LIQUIDATION TRUST OF FOURTH INTERIM DISTRIBUTION TO
CLASSES 4A AND 4B
     PLEASE TAKE NOTICE that pursuant to Section 1.46 of the First Amended Consolidated Plan of Liquidation of the Official Committee of Unsecured Creditors under Chapter 11 of the United States Bankruptcy Code (the “Plan”) confirmed by this Court on October 5, 2001, and which became Effective on October 26, 2001, Hechinger Liquidation Trust (the “Trust”) hereby gives notice that:
     1. No later than May 27, 2005, the Trust will make a fourth interim distribution to the holders of Allowed Class 4A and 4B Claims in the amount of 1.0%; and
     2. Pursuant to this Court’s August 9, 2002 Order Allowing the Motion of the Hechinger Liquidation Trust Establishing Amounts of Disputed Claims Reserve (the “Order”), the Winddown Reserves, the Litigation Reserve, the Fleet Reserve, the Preference Recoveries Reserve and the Minimum Reserve (as those terms are defined the Plan or described in the Order) are being

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maintained pursuant to the Order, and the reserve for the currently existing Disputed Claims is the same as set by the Court and approved in the Order.

Dated: April 22, 2005	Respectfully Submitted,
/s/ David B. Stratton
David B. Stratton (DE No. 960)
PEPPER HAMILTON LLP
Hercules Plaza, Suite 5100
1313 Market Street
Wilmington, Delaware 19801
(302) 777-6500

Kay Standridge Kress
Pepper Hamilton LLP
36th Floor, 100 Renaissance Center
Detroit, MI 48243-1157
(313) 393-7365

Attorneys for Hechinger Liquidation Trust

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